FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Meg Wade (626) 535-5905
— Indymac Provides Update on Current Performance —
PASADENA, Calif. – Sept. 7, 2007 –
IndyMac Bancorp, Inc. (NYSE: IMB) (“Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today released an updated letter to shareholders and other Indymac stakeholders from Chairman and CEO Michael W. Perry. The text of the letter is contained below.
Dear shareholders and other Indymac stakeholders:
Yesterday, we paid the third quarter dividend on our common stock of $0.50 per share, and, as we are two-thirds of the way through the third quarter, I wanted to take this opportunity to update you on our current performance.
In our second quarter earnings release, we said that the second half of 2007 and 2008 would continue to be challenging for the mortgage and housing markets and for Indymac. In fact, the mortgage and housing markets are very difficult, and the private secondary markets have significantly worsened. The illiquidity in the secondary markets, and consequent significant and abrupt spread widening for all mortgage products except those saleable to the GSEs, have negatively impacted the profitability of our mortgage production division. As a result, we currently expect that Indymac will report earnings for the third quarter in a range of breakeven to a loss of $0.50 per share, driven mainly by the spread widening and a continued high level of credit costs. It should be noted that the impacts of spread widening and increased credit costs have been recorded almost exclusively as unrealized fair value adjustments as opposed to actual losses realized on the disposition of assets. As such, future gains could be realized on these assets if market conditions improve. We do anticipate that this quarter will represent the trough for our earnings during this current down cycle, as we have largely converted our mortgage production to a GSE-eligible model, which is not susceptible to the kind of spread widening we have experienced this quarter. Therefore, it is unlikely we will get hit with both the negative impact of extraordinary spread widening and higher than normal credit costs in future periods as we have been this quarter.
Given our current earnings forecast for the quarter and the payment of the dividend, we expect that we will end the quarter with book value per share of approximately $27.00. We also expect to end the quarter with roughly $35 billion in total assets; operating liquidity of $5.0 billion versus $3.5 billion at June 30, 2007 (we currently have no extendable, asset-backed commercial paper liabilities outstanding and expect to have no reverse repurchase borrowings at quarter-end); and Tier 1 core and risk-based capital ratios of roughly 7.75 percent and 11.5 percent, respectively, with both ratios being in excess of “well-capitalized” regulatory standards.
Although there is still a great deal of uncertainty in the mortgage and housing markets such that earnings remain very difficult to forecast with any degree of accuracy, I do expect Indymac to be solidly profitable in both Q4-07 and in 2008. Given the current operating environment and our anticipated earnings performance, I believe it is prudent to assess our current common stock dividend payout, and I plan to recommend to the Board of Directors that we reduce our quarterly dividend payout to $0.25 per share for the time being. Our Board of Directors will still need to evaluate and approve this proposed dividend level at its regularly scheduled meeting after the end of the third quarter. At this level, I believe that our dividend payout will be at a more normal ratio to earnings for a thrift. I also believe that we will be able to sustain this level of dividend payout through the current down cycle for the mortgage and housing markets, which is presently forecasted to worsen before it gets better.
While we are clearly disappointed with our current financial performance, all mortgage lenders have been negatively affected by the current market, and it is important to put our performance into perspective. Stepping back from current market circumstances, the reality is that all financial institutions must take on some level of three kinds of risk ... interest rate, credit and liquidity risk ... and properly manage these risks in order to be make a profit. Interest rate risk is a key exposure in mortgage banking, and, as we have demonstrated consistently in the past, we effectively manage interest rate risk with our hedging strategies. With respect to credit and liquidity risk, going into the current market crisis, Indymac got two big things right: we were only minimally exposed to subprime lending, so that our credit risk exposure was moderate; and we converted to a thrift charter and put 100 percent of our assets, liabilities and operations into the thrift, substantially reducing our liquidity risk. Given our resulting strong liquidity, Indymac has not had to undertake any asset sales under duress into the current disrupted market, in stark contrast to many other mortgage lenders and investors. Our strong capital and liquidity have also enabled us to get back into the market for high quality jumbo mortgage loans and given us the portfolio capacity to make investments in loans and mortgage backed securities at attractive returns on our capital. The bottom line is that the value of our thrift charter can not be underestimated, and we continue to have the strong support of our primary federal regulator, the Office of Thrift Supervision. The OTS is fully up to date on our operations, financial position and prospects. We have a positive and constructive relationship with them, which includes regular feedback and suggestions or ideas for improvement. As a result of our strong financial condition, including our earnings outlook and strong liquidity, and prudent regulatory compliance and risk management, we have not been asked by our regulators to change our business or financial position.
With respect to risk management, we also protect our earnings stream through our hybrid thrift / mortgage banking business model, which balances mortgage production with servicing and the thrift investment portfolio. Even though we will likely report a loss for this quarter, I believe that we will perform better than almost all other independent mortgage lenders given the strengths of our business model, thrift charter and overall risk management practices. Had we not encountered the unprecedented spread widening that has driven our mortgage production segment to a loss this quarter, Indymac would be reporting an overall profit for the quarter given the strong performance of our servicing segment and solid profitability from the thrift. Nonetheless, the secondary mortgage markets have changed dramatically, and in response we have transformed our mortgage production from largely an Alt-A platform at the beginning of the quarter to roughly 90 percent GSE-eligible production currently. This is a tough but necessary transition, and we have made a great deal of progress very rapidly which will protect us from secondary market disruptions in the future. However, we still have a lot more work to do and some tough decisions to make. We expect that our production volumes will be down substantially, by roughly one-half in the fourth quarter, although we are experiencing some pricing power on new loans such that our margins are improving. With production volumes coming down, we need to again take steps to right-size our organization and have announced internally our intentions to do so, starting with a voluntary severance program, which will be followed by additional involuntary layoffs. Combined, we see a reduction of roughly 10 percent of our workforce, or approximately 1,000 employees, over the next several months. Notwithstanding this reality, one positive outcome of the mortgage market disruption is that we have taken advantage of the opportunity to build a retail lending group of almost 1,500 employees, where we had virtually no retail lending presence one year ago, and we have been able to do this without incurring the costs and investments of acquisitions.
Clearly, we have experienced challenges in the current market, and there will surely be more before this difficult period is over. But the challenges we are facing today are, frankly, not as daunting as those we have faced in the past. In 1993, when I joined Indymac, we had 4 employees, had no business and were losing money. In 1998, we were structured as a mortgage REIT going into the global liquidity crisis, had to shrink our balance sheet from $7.4 billion to $5.7 billion during the fourth quarter and recorded a $74 million quarterly loss, resulting in an 11 percent decline in our book value (significantly greater than the 2 percent decline we are forecasting in the worst case scenario for this quarter in what is perhaps the most challenging quarter ever experienced in the mortgage banking industry). We then went through a radical transition, shedding our REIT structure, becoming a thrift and converting our mortgage production from a high volume, low margin conduit platform to a broker-based, wholesale platform built around our e-MITS technology.
While clearly the underlying fundamentals of the mortgage and housing markets are much tougher today than they were in 1993 and 1998, Indymac is much better positioned today than we were back then. As a result, both 1993 and 1998 were much tougher and longer transitions for us than what we are currently facing, and our track record of performance for our shareholders after we completed these transitions speaks for itself. I have every confidence that our performance for shareholders, once we complete this transition and the mortgage market stabilizes, will be no different than it has been in the past.
Michael W. Perry
Chairman and Chief Executive Officer

For further details, please refer to the presentation on our website at http://about.indymacbank.com/investors in connection with the equity investor meeting and webcast to be held on Sept. 7, 2007.
About Indymac
IndyMac Bancorp, Inc. (NYSE: IMB) is the holding company for IndyMac Bank, F.S.B., the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides fair and competitive home financing products. All of the assets and operations of IndyMac are held or conducted within the federally-insured, thrift depository institution, Indymac Bank, whose primary funding consists of bank deposits, Federal Home Loan Bank advances, long term debt and equity. Indymac Bank’s home mortgage products consist primarily of single family, first lien mortgages, 90% of which are saleable to the GSEs (Fannie Mae, Freddie Mac, or Ginnie Mae) today. In addition, Indymac offers jumbo, full-documentation home loans (loans that exceed the current GSE loan size limits) and home equity lines of credit to prime credit quality borrowers. The prime home equity loans are subject to a maximum 90% CLTV. Indymac does not offer any subprime loans which are not saleable to the GSEs. Indymac Bank also provides FDIC-insured retail banking products to facilitate consumers’ personal financial goals.
For more information about Indymac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit http://about.indymacbank.com/investors. To visit Indymac’s corporate blog, please visit http://www.theimbreport.com
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
Meg Wade
Phone: (626) 535-5905
E-mail: meg.wade@indymacbank.com